FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

     FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT ("First Amendment") is made and entered into as of April 13, 1999 among IMC GLOBAL INC., a Delaware corporation ("IMC Global"), THE VIGORO CORPORATION, a Delaware corporation ("Seller"), and R-C DELAWARE ACQUISITION INC., a Delaware corporation ("Purchaser").

                             W I T N E S S E T H:

     WHEREAS, IMC Global, Seller and Purchaser have entered into the Stock Purchase Agreement, dated as of January 21, 1999 (the "Agreement"), providing for the sale of the Shares to Purchaser;

     WHEREAS, Purchaser has indicated to IMC Global and Seller that it expects an offering of debt securities of an Affiliate of Purchaser, the proceeds of which will fund, in part, the Purchase Price, to be consummated during the week of April 19;

     WHEREAS, IMC Global, Seller and Purchaser desire to amend the Agreement in certain respects in accordance with Section 9.14 thereof; and

     WHEREAS, capitalized terms not defined herein shall have the respective meanings set forth in the Agreement.

     NOW, THEREFORE, in consideration of the premises and of the agreements herein contained, the parties hereto agree as follows:

     SECTION 2. Amendments to Agreement. Effective as of the date hereof, the Agreement is amended as follows:

     2.1. The first sentence of Section 1.2 of the Agreement is hereby amended by deleting such sentence in its entirety and substituting therefor the following:

     The aggregate purchase price of the Shares shall be equal to $300,000,000, less the aggregate amount outstanding as of the close of business on March 31, 1999 of Indebtedness of the Company, subject to adjustment pursuant to
     Section 1.3 (the "Purchase Price").

     2.2. Each reference to "Closing Balance Sheet" in any provision of the Agreement that is not amended pursuant to the terms hereof shall be deemed to refer to the "March-End Balance Sheet", as defined pursuant to Section 1.5 of the Agreement, as amended hereby.


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     2.3. The first sentence of Section 1.3 of the Agreement is hereby amended by deleting such sentence in its entirety and substituting therefor the following:

     The Purchase Price shall be:

          (a) (x) increased by the amount by which Working Capital as of the close of business on March 31, 1999, as reflected on the March-End Balance Sheet, exceeds $160,180,000 (the "Target Amount"); or (y) reduced by the amount by which the Target Amount exceeds Working Capital as of the close of business on March 31, 1999, as reflected on the March-End Balance Sheet;

          (b) increased by an amount equal to 7.0% per annum (based on a 360-day year) of the Purchase Price, as so adjusted by clause (a) above, for the period from April 1, 1999 through the Closing Date (the "Carrying Cost"); and

          (c) increased by the amount of cash advances from Seller or its Affiliates to the Company for the period from April 1 through the Closing Date to cover overdrafts (the "Post-March 31 Advances").

     2.4. The first sentence of Section 1.4.1 of the Agreement is hereby amended by deleting such sentence in its entirety and substituting therefor the following:

     No less than three business days prior to the Closing Date, Seller shall deliver to Purchaser in writing a good faith estimate of (v) the Purchase Price, which estimate shall take into account the adjustments to the Purchase Price required pursuant to Section 1.3 utilizing the most recent financial information available (the "Estimated Purchase Price"), (w) the estimated Indebtedness as of March 31, 1999 ("Estimated Indebtedness"), (x) the estimated Carry Cost ("Estimated Carrying Cost"), (y) the estimated Working Capital as of March 31, 1999 ("Estimated Working Capital") and (z) the estimated Post-March 31 Advances ("Estimated Post-March 31 Advances"), together with (a) a statement of the calculation of the items set forth in clauses (v) through (z) above, (b) the financial information used to derive the items set forth in clauses (v) through (z) above and (c) a certificate signed by Seller to the effect that each of the items set forth in clauses
     (v) through (z) above was determined in good faith in accordance with the Adjusted GAAP Principles.

     2.5. Section 1.4.2 of the Agreement is hereby amended by deleting the reference therein to "$150,000,000" and substituting therefor a reference to "$10,000,000".

     2.6. Section 1.4.3 is hereby amended by:


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     (x) deleting the second and third sentences of the first paragraph in their entirety and substituting therefor the following:

     Following the determination of the Final Working Capital, Final Indebtedness, Final Carrying Cost and Final Post-March 31 Advances, the Purchase Price shall be adjusted as follows:

          (a) The Purchase Price shall be increased dollar for dollar by the amount by which the Final Working Capital exceeds the Estimated Working Capital;

          (b) The Purchase Price shall be reduced dollar for dollar by the amount by which the Estimated Working Capital exceeds the Final Working Capital;

          (c) The Purchase Price shall be increased dollar for dollar by the amount by which the Estimated Indebtedness exceeds the Final Indebtedness;

          (d) The Purchase Price shall be reduced dollar for dollar by the amount by which the Final Indebtedness exceeds the Estimated Indebtedness;

          (e) The Purchase Price shall be increased dollar for dollar by the amount by which the Final Carrying Cost exceeds the Estimated Carrying Cost;

          (f) The Purchase Price shall be reduced dollar for dollar by the amount by which the Estimated Carrying Cost exceeds the Final Carrying Cost;

          (g) The Purchase Price shall be increased dollar for dollar by the amount by which the Final Post-March 31 Advances exceed the Estimated Post-March 31 Advances; and

          (h) The Purchase Price shall be reduced dollar for dollar by the amount by which the Estimated Post-March 31 Advances exceed the Final Post-March 31 Advances.

     The cumulative net adjustment to the Purchase Price pursuant to (a) through
     (h) of this Section 1.4.3, whether positive or negative, is the "Final Adjustment Amount."

and

     (y) deleting the second paragraph thereof and substituting therefor the following:

          As used herein, "Final Working Capital", "Final Indebtedness", "Final Post-March 31 Advances" and "Final Carrying Cost" shall mean (a) in respect of the Final Working Capital, the Final Indebtedness and the Final Post-March 31 Advances, the Working Capital, Indebtedness and Post-March 31


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     Advances (x) as shown in the March-End Balance Sheet and as set forth in the certificate of Purchaser delivered pursuant to Section 1.5 if no Dispute Notice with respect thereto is duly and timely delivered pursuant to Section 1.6(a) or (y) if such a Dispute Notice is so delivered, as agreed by Seller and Purchaser pursuant to Section 1.6 or, in the absence of such agreement, as shown in the Arbitrating Accountant's calculation delivered pursuant to Section 1.6; and (b) in respect of the Final Carrying Cost, the amount equal to 7.0% per annum (based on a 360-day year) of the Purchase Price, as adjusted by the adjustments set forth in clauses (a) through (d) of this Section 1.4.3, for the period from April 1, 1999 through the Closing Date.

     2.7. The first sentence of Section 1.5 of the Agreement is hereby amended by deleting such sentence in its entirety and substituting therefor the following:

     The Final Working Capital and the Final Indebtedness shall be determined from a balance sheet of the Business as of the close of business on March 31, 1999 (the "March-End Balance Sheet").

     2.8. Section 1.5(b) of the Agreement is hereby amended by deleting such clause in its entirety and substituting therefor the following:

          (b) the March-End Balance Sheet shall contain all normal year-end adjustments which would be required if March 31, 1999 was the last day of the Company's fiscal year;

     2.9. The first clause of Section 1.5(d) of the Agreement is hereby amended by deleting such clause in its entirety and substituting therefor the following:

          (d) the March-End Balance Sheet shall exclude all cash (other than petty cash and other miscellaneous amounts) owned by the Company and transferred to Seller and its Affiliates as part of the internal cash policies of IMC Global (it being understood that Seller shall remove all such cash as of the close of business on March 31, 1999);

     2.10. The last three sentences of Section 1.5 of the Agreement and Section
1.6 of the Agreement are hereby amended by deleting them in their entirety and substituting therefor the following:

     Purchaser shall deliver the March-End Balance Sheet to be delivered to Seller and a certificate of Purchaser setting forth the Post-March 31 Advances not later than ninety days after the Closing Date. Purchaser shall cause the Company to make available to Seller and its representatives such books, records, other information (including work papers) and personnel of the Company which Seller may reasonably request in order to review the March-End Balance Sheet and such


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     certificate. During preparation of the March-End Balance Sheet and the certificate setting forth the Post-March 31 Advances and during the Dispute Period, Purchaser shall make available the work papers used in the preparation of the March-End Balance Sheet and such certificate to Seller and its representatives.

          1.6 Disputes Regarding March-End Balance Sheet and Post-March 31 Advances. Disputes with respect to the March-End Balance Sheet and the certificate of Purchaser setting forth the Post-March 31 Advances shall be resolved as follows:

              (a) Seller shall have 45 days after receipt of the March-End Balance Sheet and the certificate setting for the Post-March 31 Advances from Purchaser (the "Dispute Period") to dispute any of the elements of or amounts thereof (a "Dispute"). If Seller does not give to Purchaser written notice of a Dispute within the Dispute Period (a "Dispute Notice"), the March-End Balance Sheet and the certificate of Purchaser setting forth the Post-March 31 Advances shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered by Purchaser and shall be final and binding upon the parties hereto. If Seller has a Dispute, Seller shall give Purchaser a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. Within 30 days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed March-End Balance Sheet and certificate setting forth the Post-March 31 Advances.

              (b) If Seller and Purchaser are unable to resolve any Dispute within the 30-day period after Purchaser's receipt of a Dispute Notice, Purchaser and Seller shall promptly engage a nationally recognized certified public accounting firm not engaged by Purchaser, Seller or their respective Affiliates (the "Arbitrating Accountant"). In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant's function shall be to conform the March-End Balance Sheet to the Adjusted GAAP Principles and determine the actual amount of Post-March 31 Advances in accordance with GAAP. The Arbitrating Accountant shall allow Seller and Purchaser to present their respective positions regarding the Dispute and shall thereafter as promptly as possible (but not later than 60 days) following the engagement of the Arbitrating Accountant, provide the parties hereto a written determination of the Dispute. Such written determination shall be final and binding upon the parties hereto and judgment may be entered on the award. Purchaser shall pay a portion of the fees and expenses of the Arbitrating Accountant in an amount determined by multiplying the total amount of such fees and expenses by a fraction the numerator of which is the amount awarded to Seller by the Arbitrating Accountant and the denominator of which is the aggregate amount which is the subject matter of the Dispute, and Seller shall pay the balance


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     of such fees and expenses. Upon the resolution of all Disputes, the
     March-End Balance Sheet and the certificate setting forth the Post-March 31 Advances shall be revised to reflect such resolution and, as so revised, shall be final and binding for purposes of this Agreement.

     2.11. Section 1.7 of the Agreement is hereby amended by deleting the provisions thereof in their entirety and substituting therefor the following:

     Seller shall coordinate with Purchaser a taking of the physical inventory at substantially all of the locations of the Business, which inventory shall be substantially completed not later than April 9, 1999. In connection with the preparation of the March-End Balance Sheet, the parties shall agree on a value of such inventory at the lower of cost or market, taking into account qualitative factors, including salability and obsolescence. Inventories shall be valued in the March-End Balance Sheet based upon such agreed valuation.

     2.12. Section 1.9 of the Agreement is hereby amended by deleting the provisions thereof in their entirety and substituting therefor the following:

     The transactions contemplated by this Agreement and the Ancillary Documents shall be consummated (the "Closing") at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, at 10:00 a.m., on April 23, 1999, or on such later date and time agreed upon by Seller and Purchaser, but in no event later than the third business day after the conditions set forth in Article IV have been satisfied or, if permitted by applicable law, waived. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date.

     2.13. Section 3.2.5 of the Agreement is hereby amended by deleting the "or" at the end of clause (j) thereof, changing clause (k) thereof to clause (l) and inserting between such clauses the following:

          (k) from April 1, 1999 through the Closing Date, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to Seller (other than in respect of the Unrelated Asset and Liabilities Transfers, trade payables incurred in the ordinary course of business, premiums due in respect of the Welfare Plans to the extent related to such period or as otherwise agreed to by Purchaser); or

     2.14. Section 5.2.1 of the Agreement is hereby amended by deleting the reference therein to "150,000,000" and substituting therefor a reference to "$10,000,000".

     2.15. Section 6.7 of the Agreement is hereby amended by deleting the provisions thereof in their entirety and substituting therefor the contents of Annex A hereto.


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     2.16. Section 6.9.6 of the Agreement is hereby amended by adding the following immediately after the third sentence thereof:

     Seller and the administrator of the IMC Plan ("Seller's Plan Administrator") agree that individuals who are participants in the IMC Plan, as amended and restated effective January 1, 1998, and who are employed by the Company before the Closing Date and continue to be so employed thereafter, will not be entitled to a contribution to that Plan under Section 5.1(b) thereof for the Plan Year 1999 because, as the IMC Plan is interpreted by Seller and Seller's Plan Administrator, they will neither be Eligible Employees as that term is defined by the IMC Plan at the end of the 1999 Plan Year, nor will they have incurred a termination of employment under any of the circumstances listed in Section 5.1(b)(ii) of the IMC Plan.

     2.17. Section 8.2.2 of the Agreement is hereby amended by deleting the provisions thereof in their entirety and substituting therefor the following:

     by prompt notice given in accordance with Section 9.3, by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on April 23, 1999; provided, however, that the right to terminate this Agreement under this Section 8.2.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date; or

     2.18. Seller shall, and shall cause all of its Affiliates to, turn over to the Company any payments received by Seller or any Affiliate on or after April 1, 1999 and properly payable to the Company.

     2.19. The Unrelated Assets and Liabilities shall be deemed to include the items set forth on Annex B hereto.

     2.20. The term sheet set forth in Exhibit A of the Agreement is hereby deleted and replaced by the term sheet set forth in Annex C hereto.

     2.21. If the Closing shall not have occurred at or before 11:59 p.m. on April 23, 1999, then the provisions of Sections 2.1 through 2.10, 2.13, 2.15,
2.16 and 2.18 hereof shall be of no further force and effect and the provisions of the Agreement shall be deemed reinstated as they existed prior to this First Amendment and Seller, IMC Global and Purchaser shall have no obligation to consummate the transactions under the Agreement, as amended hereby, and both Seller and Purchaser shall have the right to terminate the Agreement, as amended hereby.


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     IN WITNESS WHEREOF, the parties have executed this First Amendment on the date first above written.


                                       IMC GLOBAL INC.

                                       By: /s/ Lynn F. White
                                           ------------------------------------
                                       Its: Sr. Vice President
                                           ------------------------------------


                                       THE VIGORO CORPORATION

                                       By: /s/ Lynn F. White
                                           ------------------------------------
                                       Its: Sr. Vice President
                                           ------------------------------------


                                       R-C DELAWARE ACQUISITION INC.

                                       By: /s/ Francis P. Jenkins, Jr.
                                           ------------------------------------
                                       Its: President
                                           ------------------------------------


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                                                                         Annex A

     6.7 Tax Matters.

         6.7.1 Tax Sharing Agreement. IMC Global, Seller and each Company Member shall cause any tax sharing agreements, arrangements or practices between any Company Member and IMC Global or any Affiliate of IMC Global (collectively, the "Tax Sharing Agreement") to be terminated as of March 31, 1999 as it pertains to each Company Member, and the obligations of the parties, IMC Global and its Affiliates with respect to Taxes shall be governed exclusively by this Agreement.

         6.7.2 Filing of Returns.

               (a) For all taxable periods of the Company Members ending on or prior to the Closing Date, the parties shall cause the Company Members to join in IMC Global's consolidated federal income Returns and, in jurisdictions requiring or permitting combined reporting with IMC Global or any of its Affiliates, to join in combined Returns for such jurisdictions, in accordance with current practices, and Seller shall cause the Taxes shown on such Returns to be paid, subject to Seller's right to indemnification by Purchaser for such Taxes for the period from (and including) April 1, 1999 through (and including) the Closing Date, excluding any such Taxes payable as a result of the making of a
         Section 338(h)(10) Election (as defined below). Purchaser shall be obligated to indemnify Seller for federal, state and local income tax for any Company Member for the period from (and including) April 1, 1999 through (and including) the Closing Date only if Seller shall have realized a taxable loss with respect to the sale of stock of such Company Member to the Purchaser and a Section 338(h)(10) Election is not made with respect to such Company Member (or such election shall have been revoked or withdrawn). All indemnification payments hereunder shall be treated as an adjustment to the Purchase Price for all tax purposes.

               (b) Seller shall cause the Company Members to file all other Returns for taxable periods ending on or before the Closing Date and all Returns (other than income Tax Returns) on which the Unrelated Assets and Liabilities Transfers are required to be reported, and Seller shall pay all Taxes attributable to such periods and events, subject to Seller's right to indemnification by Purchaser for such Taxes for the period from (and including) April 1, 1999 through (and including) the Closing Date, excluding (i) any such Taxes payable as a result of the making of a Section 338(h)(10) Election and (ii) any such Taxes payable with respect to Unrelated Assets and Liabilities Transfers. Purchaser shall make available to Seller such books and records of the Company as are reasonably necessary for Seller to prepare such Returns. Purchaser shall have the right to review such Returns prior to filing and Purchaser shall cause an authorized officer of the Company Members to execute such Returns, provided such Returns have been prepared in accordance with applicable law.

               (c) Purchaser shall cause the Company Members to file all Returns for their taxable periods ending after the Closing Date. Purchaser shall


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         cause the Taxes shown on such Returns to be paid, subject to being reimbursed by Seller for any Taxes attributable to the portion of any Straddle Period which precedes or includes March 31, 1999.

All Returns referred to in this Section 6.7.2 shall be filed in a timely manner and in proper form. Purchaser shall prepare and provide Seller with copies of each Return (or the relevant portions thereof) to be filed by Purchaser which reflect any obligations of Seller with respect to any taxable period (or portion thereof) of any Company Member which begins before and ends after the Closing Date (a "Straddle Period") at least 30 days prior to the due date for filing such Return, and Seller shall have the right to review and to grant or withhold approval of such Returns (which approval shall not unreasonably be withheld) prior to the filing thereof. Seller shall reimburse Purchaser for Taxes to be paid by Purchaser hereunder and which are attributable to the portion of any Straddle Period that precedes April 1, 1999, as determined under the principles set forth in Section 6.7.3. Seller shall make such reimbursement payment to Purchaser no later than the date the return for any such Straddle Period is due. Purchaser and Seller shall attempt in good faith mutually to resolve any disagreements regarding such Returns prior to the due date for filing thereof. None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit any Company Member to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Company Member with respect to any taxable year or period or portion of a period ending on or before the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld.

         6.7.3 Allocations Relating to Taxes. Taxes shall be allocated between Seller and Purchaser as follows:

               (a) For federal income Tax purposes, the taxable year of the Company Members shall end as of the close of the Closing Date and, with respect to all other Taxes, Seller and Purchaser shall, unless prohibited by applicable law, close the taxable period of the Company Members as of the close of the Closing Date. Neither Seller nor Purchaser shall take any position inconsistent with the preceding sentence on any Return. However, for purposes of the allocation of Taxes for any taxable year of the Company Members which includes (but does not end on) March 31, 1999, such year shall be divided into two segments, one ending on March 31, 1999 and the other beginning on April 1, 1999.

               (b) Any allocation of income or deductions required to determine any Taxes attributable to the various portions of any taxable period shall be made by means of an interim closing of the books and records of the Company Members as of the close of the applicable date, provided that exemptions, allowances, deductions (including depreciation and amortization deductions), and any Taxes (such as property, sales or similar Taxes) that are calculated on an annual or periodic basis shall be allocated pro rata among the days in such taxable period and, for purposes of determining Purchaser's indemnification obligation with respect to income Taxes for the portion of the Straddle Period commencing April 1, 1999, such Taxes shall be conclusively presumed to be computed at an aggregate federal, state, local and foreign income tax rate of 38.5% on the taxable


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         income for the portion of the Straddle Period from (and including)
         April 1, 1999 through (and including) the close of business on the last day of the month in which the Closing occurs multiplied by a fraction the numerator of which is the number of days from (and including) April 1, 1999 through (and including) the Closing Date and the denominator or which is the number of days from (and including) April 1, 1999 through (and including) the last day of the month in which the Closing occurs. Any disagreements regarding the allocations shall be promptly resolved in an arbitration conducted by the Arbitrating Accountant, whose decision shall be binding on the parties and whose fees shall be borne equally by Seller and Purchaser.

               (c) Any transaction occurring outside the ordinary course of business and not caused by Seller or its Affiliates on the Closing Date after the Closing, except with respect to any Section 338(h)(10) Election, shall be treated as occurring on the day following the Closing Date. Purchaser shall not, and shall not permit any Company Member to, engage in any transaction out of the ordinary course of business or to make any election (other than a Section 338(h)(10) Election) that, after the Closing, would cause additional income to be realized or recognized for income Tax purposes by any Company Member on or before March 31, 1999.

         6.7.4 Tax Indemnity.

               (a) Seller shall pay and shall indemnify and hold Purchaser, the Company Members and their Affiliates harmless against: (i) any Tax liability of any Company Member that is attributable to any Tax period or portion of a Straddle Period ending on or before March 31, 1999;
         (ii) any Tax liability resulting from the application of Treas. Reg.
         section 1.1502-6 (or comparable provision of state, local or foreign law), to IMC Global and the members of its consolidated return group (collectively, the "Seller Group," which shall not include any Company Member following the Closing Date), or of any other consolidated group of which any Company Member was a member on or before the Closing Date; and (iii) any Tax liability attributable to the Unrelated Assets and Liabilities Transfers or Taxes arising on account of any Section 338(h)(10) Election.

               (b) Purchaser shall pay and shall indemnify and hold Seller and its Affiliates harmless against any Tax liability of any Company Member that is attributable to any taxable period or portion of a Straddle Period beginning on or after April 1, 1999 or that is attributable to any transaction occurring outside the ordinary course of business and not caused by Seller or its Affiliates on the Closing Date after the Closing, other than Taxes arising on account of any Section 338(h)(10) Election or any such Taxes payable with respect to Unrelated Assets and Liabilities Transfers. Purchaser shall be obligated to indemnify Seller for federal, state and local income tax for any Company Member for the period from (and including) April 1, 1999 through (and including) the Closing Date only if Seller shall have realized a taxable loss with respect to the sale of stock of such Company Member to Purchaser and a
         Section 338(h)(10) Election is not made with respect to such Company Member (or such election shall have been revoked


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


         or withdrawn). All indemnification payments hereunder shall be treated as an adjustment to the Purchase Price for all tax purposes.

               (c) This Section 6.7.4 shall be applied in accordance with the indemnification procedures of Section 7.7 to the extent possible.

         6.7.5 Refunds and Credits. Seller shall be entitled to any refunds or credits of any Taxes of the Company Members allocable to periods ending on or before March 31, 1999. Purchaser shall be entitled to any refunds or credits of any Taxes of the Company Members for periods beginning after March 31, 1999. Refunds and credits allocable to periods beginning before and ending after March 31, 1999 shall be equitably divided between the parties in accordance with the principles in this Section 6.7.

         6.7.6 Section 338(h)(10) Election; Price Allocation. With respect to the acquisition of the Company Members:

               (a) At the election of Purchaser, Purchaser and the Seller Group shall make an election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder (and any comparable election under state, local or foreign Tax law) for each Company Member designated by Purchaser for which such election is permissible (a "Section 338(h)(10) Election"). The parties shall report, in connection with the determination of income, franchise or other Taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with each Section 338(h)(10) Election, if any.

               (b) If any Section 338(h)(10) Election is made, the following procedures shall apply. Purchaser, Seller and the Company shall cooperate fully with each other in the making of each Section 338(h)(10) Election. In particular, and not by way of limitation, in order to effect a Section 338(h)(10) Election, Purchaser shall, and Seller shall cause IMC Global to, jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury regulations. Purchaser, no later than 150 days after the Closing Date, shall provide Seller with a valuation statement reflecting, as of the Closing Date, the fair market values of all of the assets and the amount of the liabilities and obligations of each Company Member for which an election has been made, with a determination of "modified aggregate deemed sale price" (as determined in accordance with Treas. Reg. section 1.338(h)(10)-1(f)) for the assets of each affected Company Member and an allocation of the "modified aggregate deemed sale price" among the assets of each affected Company Member. If a Section 338(h)(10) Election is not made for a Company Member, Purchaser, no later than 150 days after the Closing Date, shall provide Seller with a valuation statement reflecting an allocation of a portion of the Purchase Price to the stock of such Company Member. Subject to the following provisions of this paragraph (b), Purchaser shall, and Seller shall cause IMC Global to, file and shall cause members of their respective affiliated groups (within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law) to file, all Returns and statements, forms


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


         and schedules in connection therewith in a manner consistent with such valuations, determinations and allocations and shall take no position contrary thereto unless required to do so by applicable Tax laws. Seller shall have the right to review any appraisal upon which such valuations are based and to grant or reasonably withhold approval of such valuations and any such forms and schedules relating to such valuations, prior to the filing of such Returns, statements, forms and schedules. Any disputes regarding the valuation statement or the preparation, execution or filing of the forms and documents required in connection with making any Section 338(h)(10) Election shall be resolved in an arbitration to be conducted by the Arbitrating Accountant, whose fees shall be borne equally by Seller and Purchaser. Each of the parties to this Agreement shall be bound by the decision of the Arbitrating Accountant rendered in such arbitration. To the extent permitted by state, local or foreign Tax laws, the principles of this
         Section 6.7.6(b) shall also apply with respect to a Section 338(h)(10) Election under state, local or foreign law.

               (c) The parties agree that a violation of this Section 6.7.6 is a proper subject of injunctive relief.

         6.7.7 Transfer Taxes. Notwithstanding anything herein to the contrary, Purchaser and Seller shall each pay, and shall indemnify the other party and its Affiliates against, fifty percent of any real property transfer Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement, provided, however, that Seller shall be solely responsible for and shall indemnify Purchaser and its Affiliates against all Transfer Taxes attributable to the Unrelated Assets and Liabilities Transfers.

         6.7.8 Contest Provisions. Purchaser shall promptly, but in no event later than 10 days after receipt, notify Seller in writing upon receipt by Purchaser, any of its Affiliates, any Company Member or any Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Seller may be liable pursuant to this Agreement.

         Seller shall have the sole right to represent each Company Member and each Subsidiary's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which Seller may be liable pursuant to this Agreement, and to employ counsel of its choice at its expense. In the case of a period beginning before and ending after March 31, 1999, Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such period ending on and including March 31, 1999 and, with the written consent of Purchaser and at Seller's sole expense, may assume the entire control of such audit or proceeding. None of Purchaser, any of its Affiliates, any Company Member or any Subsidiary may settle any Tax claim for any Taxes for which Seller may be liable pursuant to this Agreement, without the prior written consent of Seller, which consent may not be unreasonably withheld.

         From the date hereof, Seller shall not make or terminate any Tax election, settle or compromise any Tax dispute, or enter into any closing agreement if such action would materially increase the Taxes of any Company Member for any taxable period after March 31, 1999 without the prior written consent of Purchaser, which consent may not be unreasonably withheld.

                                                                         Annex B

                        Unrelated Assets and Liabilities

1. Agreement dated as of May 1, 1998 between IMC AgriBusiness Inc. and Agrinutrients Technology Group, Inc., a Virginia corporation.

2.   The ice-melter trademarks identified on Schedule A attached hereto.

3.   The WATERSHED trademark, U.S. Registration Number 1,730,489.

4.   The DOLIRON trademark, U.S. Registration Number 1,982,681.

5.   The KOOS trademark, U.S. Registration Number 1,924,942.

6. U.S. Patent No. 5,556,634, entitled "Preparation of Near-Neutral Anionic Salt Feed Minerals."

7. Seller Retained Pro Receivables, Buyer Purchased Pro Receivables, Seller Retained Consumer Receivables, Buyer Purchased Consumer Receivables, Vigoro Ice Melter Receivables and the Kalium Receivables, in each case, as defined in the Asset Purchase Agreement dated as of April 2, 1998 among Vigoro Acquisition Corp., IMC AgriBusiness Inc. and IMC Kalium Canada Ltd.

                                   Schedule A

================================================================================
            Mark                    Country        Registration or Serial Number
--------------------------------------------------------------------------------
CAL-PRO                               U.S.                  2,146,710
--------------------------------------------------------------------------------
CALPRO                               Canada                  821,118
                                                            (Pending)
--------------------------------------------------------------------------------
FUSION                                U.S.                  2,059,927
--------------------------------------------------------------------------------
HOLIDAY                               U.S.                  1,808,285
--------------------------------------------------------------------------------
KOOS                                  U.S.                  1,924,942
--------------------------------------------------------------------------------
MG 104                                U.S.                  1,651,248
--------------------------------------------------------------------------------
NITRO-BITE                           Canada                TMA 495,464
--------------------------------------------------------------------------------
NITRO-BITE                            U.S.                  2,029,236
--------------------------------------------------------------------------------
PLUS 20                              Canada                TMA 498,334
--------------------------------------------------------------------------------
PLUS 20                               U.S.                  2,046,643
--------------------------------------------------------------------------------
SAFE GRIP                            Canada                TMA 454,152
--------------------------------------------------------------------------------
SAFE GRIP                             U.S.                  1,830,963
--------------------------------------------------------------------------------
SAFE STEP                            Canada                TMA 266,767
--------------------------------------------------------------------------------
SNOW 'N SLEET                         U.S.                  1,787,299
--------------------------------------------------------------------------------
ULTRA 100                            Canada             803,675 (Pending)
--------------------------------------------------------------------------------
ULTRA 100                             U.S.                  2,042,435
--------------------------------------------------------------------------------
WINTER STORM                         Canada                TMA 453,332
--------------------------------------------------------------------------------
WINTER STORM                          U.S.                  1,808,289
================================================================================


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


                                                                         Annex C


                                 Note Term Sheet


                                       17